Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-181954 on Form S-8, Registration Statement No. 333-184866 on Form S-3 and Registration Statement No. 333-192254 on Form S-3 of our reports dated February 19, 2015, relating to the consolidated financial statements and financial statement schedule of Fiesta Restaurant Group, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph indicating that prior to the separation of the Company from Carrols Corporation, the consolidated financial statements and financial statement schedule were prepared on a stand-alone basis from the separate records maintained by Carrols Corporation and may not necessarily be indicative of the results of operations or cash flows that would have resulted had allocation and other related-party transactions been consummated with unrelated parties or had the Company been an independent, publicly traded company during all of the periods presented), and the effectiveness of Fiesta Restaurant Group’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fiesta Restaurant Group, Inc. for the year ended December 28, 2014.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 19, 2015